Exhibit 99.1
Dear Shareholders,
The second quarter was another landmark quarter for Carvana.
As measured by unit growth and Adjusted EBITDA margin, we were again the fastest growing and most profitable public automotive retailer, this time by a greater margin than in the first quarter.
We grew retail units by 33% and achieved record second quarter net income margin of 1.4% and all-time-record Adjusted EBITDA margin of 10.4%. We believe this is not only industry-leading in today’s environment, but also the highest EBITDA margin ever achieved for any public automotive retailer. In dollar terms, we generated $48 million of net income and $355 million of Adjusted EBITDA.
A year ago, we kicked off 22 projects that each had a $100 unit economic improvement goal. From the perspective of one year ago, it would have been very hard for a reasonable person to believe we had any realistic chance of hitting those goals. Luckily, our team is ambitious enough to not be reasonable.
Over the last four quarters, we delivered nearly $2,000 of fundamental unit economic gains. Some projects exceeded our expectations, others are still underway, but in aggregate, the scale of our ambition and the intensity of our execution drove incredibly rapid progress.
We owe this progress to our teams, who found a new gear and learned new ways to execute more effectively than ever under the pressure of the last couple years.
Looking forward, our business still has a lot of untapped potential. And our team is still unreasonable. We see opportunities to improve significantly from here over time.
We sold over 100k cars in Q2, making us the second-largest used automotive retailer and one with just 1% market share.
These are data points that carry significant meaning about the opportunity in front of us.
This opportunity is possible because from the first day, we have put our customers first, we have taken ambitious swings, we have taken the time to build fundamental solutions to problems, and we have never accepted “good enough” or the status quo. In measurable terms, we have invested 10 years and $10 billion in building our customer-centric, highly differentiated offering. In less measurable but probably more important terms, it has been extremely hard.
It is very rare to be both the fastest growing and the most profitable company in a category. We are lucky to be in this position in one of the largest and most fragmented industries: automotive retail. With just 1% market share, the scale of the opportunity ahead of us is obvious.
We remain firmly on our path to buying and selling millions of cars per year and becoming the largest and most profitable automotive retailer.

Summary of Q2 Results
Q2 2024 Financial Results: All financial comparisons stated below are versus Q2 2023 unless otherwise noted. Complete financial tables appear at the end of this letter.
•Retail units sold totaled 101,440, an increase of 33%
•Revenue totaled $3.410 billion, an increase of 15%
•Total gross profit was $715 million, an increase of 43%
•Total gross profit per unit (“GPU”) was $7,049, an increase of $529
•Non-GAAP Total GPU was $7,344, an increase of $314
•Net income (loss) margin was 1.4%, an increase from (3.5)%
◦Net income totaled $48 million1
•Adjusted EBITDA margin was 10.4%, an increase from 5.2%
◦Adjusted EBITDA totaled $355 million
•GAAP Operating income was $259 million, an increase of $217 million
•Basic and diluted net earnings per Class A share were $0.15 and $0.14, respectively, based on 119 million and 128 million shares of Class A common stock outstanding, respectively

1 Net income in Q2 2024 included a negative $22 million impact from the decline in the fair value of our warrants to acquire Root common stock.

Outlook
Our results in Q1 and Q2 position us well for a strong Q3 and Q4. Looking forward, we expect the following as long as the environment remains stable:
•A sequential increase in retail units in Q3 compared to Q2, and
•Adjusted EBITDA of $1.0 to $1.2 billion for the full year 2024, an increase from $339 million last year.2

Second Quarter Results
Q2 further reinforces the strength of our differentiated business model. For the second consecutive quarter we had positive net income and positive net income margin. We set company records for Adjusted EBITDA, Adjusted EBITDA margin, GAAP Gross Profit margin, and GAAP Operating Income. For the first time, quarterly Adjusted EBITDA margin approached the midpoint of our Long Term Financial Model range of 8% to 13.5% for EBITDA Margin. In addition, we achieved our Q2 results while carrying the costs associated with excess capacity for ~3x retail unit growth. We see significant opportunities for further gains both due to scale and additional fundamental efficiencies.
The strong customer demand we experienced in Q1 continued into Q2. In Q1 we grew retail units sold by 16% year-over-year, starting the transition to the long-term phase of driving profitable growth. In Q2, we accelerated to 33% year-over-year retail units sold growth, partially benefitting from a favorable comparison to Q2 20233. As stated in our Outlook, we expect to grow retail units sequentially in Q3.
We currently view ourselves as being in the very early stage of a many-year period of profitable growth. In this early stage, we are pursuing growth at a rate that seeks to balance the clear long-term benefits of growth with the continued opportunities we see for fundamental unit economics gains and enhanced customer experiences.
Our inspection and reconditioning center teams worked hard over the last quarter and successfully delivered on our production growth plan. As a result of continued strong demand, we still remain below our target available website inventory levels. In the near term, we plan to continue to increase production across the country to match demand and build selection for our customers.
Q2 generated new company records for GAAP and Non-GAAP GPU of $7,049 and $7,344, respectively, again driven by consistent strength across all GPU components. GAAP and Non-GAAP Retail GPU of $3,421 and $3,539, respectively, both set company records for the fifth consecutive quarter and continue to be driven by fundamental gains in several areas, including non-vehicle cost of sales, customer-sourcing, inventory turn times, and revenues from additional services.
GAAP and Non-GAAP SG&A per unit were $4,485 and $3,845, respectively, down $478 and $400 sequentially. The Carvana Operations expense portion of SG&A was $1,696 per unit, a sequential decline of $154. The Overhead portion of SG&A was $148 million, a sequential decline of $3 million. On a per unit basis, Overhead expense decreased $185 sequentially as we continue to demonstrate our ability to lever into our fixed expense base with growth.
Net Income was $48 million and net income margin was 1.4%. Adjusted EBITDA was $355 million and Adjusted EBITDA margin was 10.4%, both company records.
The second quarter’s robust retail unit growth combined with our company-best profitability clearly demonstrate that we are firmly on the path to our goal of becoming the largest and most profitable automotive retailer and buying and selling millions of cars per year.

2 In order to clearly demonstrate our progress and highlight the most meaningful drivers within our business, we continue to use forecasted Non-GAAP financial measures, including forecasted Adjusted EBITDA. We have not provided a quantitative reconciliation of forecasted GAAP measures to forecasted Non-GAAP measures within this communication because we are unable, without making unreasonable efforts, to calculate one-time or restructuring expenses. These items could materially affect the computation of forward-looking Net Income (loss).
3 In Q2 2023, retail units sold declined sequentially, rather than increased sequentially as in prior years, primarily due to our 2023 profitability initiatives, including reducing inventory by 12% sequentially and 55% year-over-year.

A Differentiated Business Model
We have always believed in the earnings power of our differentiated, purpose-built, and vertically integrated business model. There are tens of thousands of automotive retailers in the U.S. that have similar cost structures, similar infrastructures, similar business models, and offer similar customer experiences. We set out to build something completely different.
Before we sold our first car, we invested in developing our own fulfillment and reconditioning capabilities, 360-degree vehicle photography, a seamless online experience, and a proprietary financing platform, all optimized for our business. We believed that insourcing all key elements of the business would lead to best-in-class customer experiences and that vertical integration would create a differentiated, scalable, and significantly lower cost business model that delivers unit economics well above historical norms for the automotive industry.
Since inception, we have been dedicated to building in-house the vast majority of services that are traditionally outsourced in used automotive retail.
We have invested approximately 10 years and $10 billion into building a differentiated customer offering, including a purpose-built e-commerce supply chain and infrastructure for acquiring, inspecting, reconditioning and selling vehicles.
As a result of these upfront investments and the execution of our team, we can now provide an exceptional end-to-end retail experience for only ~$1,350 of Carvana operations expense (excluding limited warranty)4 per vehicle, including providing:
•Fast, reliable delivery to our customers' doors through our nationwide fulfillment network made up of thousands of haulers and hundreds of locations that are centrally managed and enabled by technology.
•An integrated financing platform that delivers financing terms for our entire inventory in a fraction of a second and streamlines underwriting and contracting in a simple, digital format.
•A transparent, intuitive e-commerce experience with best-in-class customer support.
•Seamless car selling, including managing retail customers' trade-ins.
•Nationwide management of customers' title and registration processes.
•The peace of mind of a 7-day return policy.
We believe that the economic benefits of vertical integration are significant in used automotive retail in part due to the complexity of the transaction and the fragmentation of traditional automotive service providers. We believe the differentiation in our customer offering and our application of custom-built technology relative to the industry uniquely position us to continue taking market share.
Today we are in the best position that we ever have been. The past two quarters’ financial results provide an objective validation of our long-held conviction in the power of our differentiated, purpose-built, and vertically integrated business model.

Future Margin Opportunities
Over the last year, we’ve achieved nearly $2,000 of unit economic gains driven by fundamental operating and efficiency improvements across all aspects of the business. Both the pace and size of these gains are significant and have been achieved as a result of the strength of our business model, our ambitious teams, and rigorous execution.
We still see potential for even more gains in unit economics due to our unique business model. Over the next year, the same ambitious teams inside Carvana that identified, executed, and delivered significant gains over the last two years have identified and are attacking a new set of efficiency projects and initiatives. These additional fundamental gains can either be used to drive incremental margin or to further enhance our best-in-class customer offering.
Net income margin in Q2 was 1.4%, and our Adjusted EBITDA margin of 10.4% puts us close to the midpoint of our Long Term Financial Model range of 8% to 13.5% for EBITDA Margin. As outlined below, there remains both material fixed cost leverage in our business and fundamental unit economics opportunities in both GPU and variable costs that we believe will drive us toward the higher end of the range over time.

4 Carvana retail and wholesale vehicle operations SG&A Expense per unit and limited warranty and related expenses per unit in Q2 were $1,696 and ~$350, respectively.

Growth: Past, Present, and Future
We believe there are three fundamental drivers of our growth: 1) Continuously Improving Customer Offering, 2) Increasing Awareness, Understanding, and Trust, and 3) Increasing Inventory Selection and Other Benefits of Scale. These three elements create a positive feedback loop that drove our growth in the past and we expect will drive our growth in the future.
Fundamental Growth Driver #1: Continuously Improving Customer Offering
Our customer offering has always been paramount not only to what drives us but also to what separates us. Since 2013, we have been striving to deliver ever-improving experiences that our customers love, as evidenced by becoming the fastest-growing public automotive retailer in the U.S. and selling nearly 2 million cars.
We have previously said that as we get bigger and more efficient, the experiences we deliver will get even better and simpler. Over the last two years, we have been primarily focused on getting more efficient through application of technology, operating improvements and process standardization while being less focused on growth.
This focus on efficiency has resulted in making the customer experience even better and even simpler than ever through website improvements (AI investments in self-service chat and personalized sort/shopping recommendations), simplification of the transaction process, and other customer experience enhancing product improvements (Same Day Delivery, EV tax credit integration).
The resulting benefit of improved and simplified customer experiences is better customer conversion as well as increased affinity of our brand, which in turn favorably impacts promotion of our brand over time.
Fundamental Growth Driver #2: Increasing Awareness, Understanding, and Trust
We believe that the secular customer preference shift toward e-commerce has been, and will continue to be, a long-term tailwind to our growth. With approximately a 1% share of the U.S. auto retail market today and a significant portion of online market share, even small changes in the consumer adoption rate have large impacts on our demand.
In addition to this shift, increasing awareness, understanding, and trust of Carvana's brand is driven by paid advertising, as well as press, social media, and word of mouth These drivers become even stronger as our product offering and customer experiences get better, complementing fundamental growth driver #1.
Fundamental Growth Driver #3: Increasing Inventory Selection and Other Benefits of Scale
As we grow, our inventory expands, we add inventory pools in more locations, and our logistics network density increases. Collectively, this increases selection, improves delivery speed, and lowers logistics costs. These dynamics drive positive feedback as they further enhance the customer offering and allow us to invest more in driver #1 and #2.
Impact on Our Growth Story
Our growth story can be explained by the interaction of these three drivers over time.
From 2013 through 2021, we benefited from all three drivers moving positively together and recorded an 85% CAGR over the last 5 years of this period.
From 2022 through 2023, our tight focus on efficiency reversed this positive feedback cycle due to shrinking inventory and advertising spend paired with unfavorable press and certain profitability-focused product initiatives.

So far in 2024, we are in the early stages of returning to a long-term positive feedback cycle, with stable inventory and advertising (removing a growth headwind) combined with improvements in our brand sentiment and customer experience.
Looking forward, we expect to benefit from all three long-term drivers of growth and the positive feedback between them as we march toward our goal of becoming the largest and most profitable automotive retailer and buying and selling millions of cars.

Management Objectives
Our current focus is centered on profitable growth. However, this letter maintains our historical format built around the three objectives, (1) Grow Retail Units and Revenue; (2) Increase Total Gross Profit Per Unit; and (3) Demonstrate Operating Leverage, to discuss our key results.

1 Net Income margin in FY 2023 benefited from a one-time gain on debt extinguishment of ~$878 million.
2 Adjusted EBITDA is defined as net income (loss) plus income tax provision, interest expense, other operating (income) expense, net, other (income) expense, net, depreciation and amortization expense in cost of sales and SG&A expenses, goodwill impairment, share-based compensation expense in cost of sales and SG&A expenses, loss on debt extinguishment, and restructuring costs, minus revenue related to our Root warrants and gain on debt extinguishment. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of total revenues. For additional information on Adjusted EBITDA and other Non-GAAP financial metrics referenced in this letter, please see the financial tables at the end of this letter and our Q2 2024 supplemental financial tables posted on our investor relations website.
3 EBITDA Margin is calculated as net income (loss) plus income tax provision, interest expense, and depreciation and amortization expense, divided by revenues.

Objective #1: Grow Retail Units and Revenue
Retail units sold totaled 101,440 in Q2, a year-over-year increase of 33%, and a sequential increase of 10%. The strong demand we experienced in Q1 continued into Q2.
Revenue was $3.410 billion, a year-over-year increase of 15%, and a sequential increase of 11%. Revenue grew less than retail units sold on a year-over-year basis primarily due to industry-wide declines in retail and wholesale average selling prices as used vehicle prices continue to normalize relative to the rest of the economy.

Objective #2: Increase Total Gross Profit Per Unit
Year-over-year and sequential changes in Total GPU in Q2 2024 were driven by a variety of factors described below in more detail.
For Q2 2024
•Total
◦Total GPU was $7,049 vs. $6,520 in Q2 2023 and $6,432 in Q1 2024.
◦Non-GAAP Total GPU was $7,344 vs. $7,030 in Q2 2023 and $6,802 in Q1 2024.5
•Retail
◦Retail GPU was $3,421 vs. $2,666 in Q2 2023 and $3,080 in Q1 2024.
◦Non-GAAP Retail GPU was $3,539 vs. $2,862 in Q2 2023 and $3,211 in Q1 2024.
◦The year-over-year increase in Retail GPU was primarily driven by higher spreads between wholesale and retail market prices, lower reconditioning and inbound transport costs, and lower average days to sale, partially offset by higher retail depreciation rates and a lower retail inventory allowance adjustment.
◦The sequential increase in Retail GPU was primarily driven by lower retail depreciation rates, lower reconditioning and inbound transport costs, and lower average days to sale, partially offset by lower spreads between wholesale and retail market prices6.
•Wholesale
◦Wholesale GPU was $878 vs. $849 in Q2 20237 and $860 in Q1 2024.
◦Non-GAAP Wholesale GPU was $1,104 vs. $1,228 in Q2 2023 and $1,153 in Q1 2024.
◦Wholesale Vehicle
▪Wholesale Vehicle GPU was $474 vs. $509 in Q2 2023 and $501 in Q1 2024.
▪Non-GAAP Wholesale Vehicle GPU was $483 vs. $548 in Q2 2023 and $522 in Q1 2024.
▪The year-over-year decrease was primarily driven by a lower ratio of wholesale units sold to retail units sold.
▪The sequential decrease in Wholesale Vehicle GPU was primarily driven by higher wholesale depreciation rates and partially offset by a higher ratio of wholesale units sold to retail units sold.

5 Non-GAAP gross profit per unit excludes depreciation and amortization, share-based compensation, and restructuring costs, as well as Root warrant revenue. For additional information, please see our Q2 2024 supplemental financial tables.
6 One question we have been asked by investors is how much partner marketplace sales have impacted our recent results. While partner marketplace unit sales have increased compared to 2023, we estimate that the impact of this was small on both retail unit sold growth rate and retail GPU.
7 Wholesale gross profit and wholesale GPU includes gross profit from the sale of wholesale marketplace vehicles at our acquired ADESA locations.

◦Wholesale Marketplace
▪Wholesale Marketplace GPU was $404 vs. $340 in Q2 2023 and $359 in Q1 2024.
▪Non-GAAP Wholesale Marketplace GPU was $621 vs. $680 in Q2 2023 and $631 in Q1 2024.
▪The year-over-year and sequential increases in Wholesale Marketplace GPU were both driven by higher wholesale marketplace volume offset by changes in the ratio of wholesale marketplace units sold to retail units sold.
•Other
◦Other GPU was $2,750 vs. $3,005 in Q2 2023 and $2,492 in Q1 2024.
◦Non-GAAP Other GPU was $2,701 vs. $2,940 in Q2 2023 and $2,438 in Q1 2024.
◦The year-over-year decrease in Other GPU was primarily driven by selling a greater volume of loans relative to originations in Q2 2023 compared to Q2 2024 (which increased Other GPU in Q2 2023 by ~$650), partially offset by the continued impact of credit scoring improvements, pricing optimizations, and credit tightening begun in Q4 2023.
◦The sequential increase in Other GPU was primarily driven by selling a greater volume of loans relative to originations in Q2 compared to Q1.

Objective #3: Demonstrate Operating Leverage
On a year-over-year basis, Q2 2024 net income margin and Adjusted EBITDA margin improved by 4.9% and 5.2%, respectively. Year-over-year improvements were driven by fundamental gains in GPU and benefits of operating leverage across our cost structure.
On a sequential basis, Q2 net income margin decreased by 0.2% and Adjusted EBITDA margin increased by 2.7%. The sequential decrease in net income margin was driven by changes in the fair value of our warrants to acquire Root common stock which positively impacted net income margin in Q1 and negatively impacted Q2. The sequential improvement in Adjusted EBITDA margin was driven by fundamental gains in GPU and operating leverage across our cost structure as retail unit volume increased.
The Carvana Operations portion of SG&A expense totaled $1,696 per retail unit sold in Q2, a sequential decrease from $1,850 in Q1. This decrease was primarily due to our continued focus on efficiency initiatives and leverage of the semi-fixed components of Carvana operations expense.
The Overhead portion of SG&A expense totaled $148 million in Q2,a sequential decrease of $3 million compared to Q1. On a per unit basis, this represented a $185 decrease sequentially.
For Q2 2024, as a percentage of revenue:
•Year-over-year, all components of SG&A improved. Total SG&A decreased by 1.9% and non-advertising SG&A decreased by 1.6%. Other SG&A decreased by 0.7%, compensation and benefits decreased by 0.6%, advertising decreased by 0.3%, logistics decreased by 0.2%, and market occupancy decreased by 0.1%.
•All components of SG&A improved sequentially. Total SG&A decreased by 1.6% and non-advertising SG&A decreased by 1.4%. Compensation and benefits decreased by 0.8%, other SG&A decreased by 0.4%, advertising decreased by 0.2%, and logistics and market occupancy each decreased by 0.1%.

Summary
The second quarter was a rewarding quarter for the team inside Carvana.
For the last 2 years, we have set 12-month targets for each of our operating teams to complete in the second quarter.
As a result, the second quarter has turned into the time we allow ourselves to look up and really measure our progress. This year, there was a lot to be proud of.
But the second quarter is also the time we collectively take a close look at what we can do better and once again set ambitious targets for ourselves. This year is no different. There is still a lot to do. And there are still a lot of hungry people, motivated by our success over the last 12 months, and informed by the lessons we have learned over the last several years that want to do something to be proud of next year.
Thank you to the team for your unwavering ambition and unshakable belief in what we are building together. Going forward we have the same two fundamentals that allowed us to hit our goals this year: a fundamentally advantaged business model, and one another.
If we keep the intensity up and fight the relentless pull of success toward comfort, nothing can stop us.
The march continues,
Ernie Garcia, III, Chairman and CEO
Mark Jenkins, CFO

Appendix
Conference Call Details
Carvana will host a conference call today, July 31, 2024, at 5:30 p.m. EST (2:30 p.m. PST) to discuss financial results. To participate in the live call, analysts and investors should dial (833) 255-2830 or (412) 902-6715. A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at investors.carvana.com. Following the webcast, an archived version will also be available on the Investor Relations section of the company’s website. A telephonic replay of the conference call will be available until Wednesday, August 7, 2024, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 5009147#.
Forward Looking Statements
This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current expectations and projections with respect to, among other things, its financial condition, results of operations, plans, objectives, strategy, future performance, and business. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "outlook," "plan," "potential," "project," "projection," "seek," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning.
Forward-looking statements include all statements that are not historical facts, including expectations regarding our operational and efficiency initiatives and gains, our strategy, expected gross profit per unit, forecasted results, including forecasted Adjusted EBITDA, potential infrastructure capacity utilization, efficiency gains and opportunities to improve our results, including opportunities to increase our margins and reduce our expenses, potential normalization of inventory, expected customer patterns and demand, potential benefits from new technology, and our long-term financial goals and growth opportunities. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to: our ability to utilize our available infrastructure capacity and realize the expected benefits therefrom, including increased margins and lower expenses; our ability to scale up our business; the larger automotive ecosystem, including consumer demand, global supply chain challenges, and other macroeconomic issues; our ability to raise additional capital and our substantial indebtedness; our history of losses and ability to maintain profitability in the future; our ability to effectively manage our historical rapid growth; our ability to maintain customer service quality and reputational integrity and enhance our brand; the seasonal and other fluctuations in our quarterly operating results; our relationship with DriveTime and its affiliates; the highly competitive industry in which we participate, which among other consequences, could impact our long-term growth opportunities; the changes in prices of new and used vehicles; our ability to normalize our inventory or acquire desirable inventory; our ability to sell our inventory expeditiously; and the other risks identified under the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.
Use of Non-GAAP Financial Measures
As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that are used by management, and which we believe are useful to investors, as supplemental operational measurements to evaluate our financial performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measurement or communication.
Reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements are included at the end of this letter.
Investor Relations Contact Information: Mike Mckeever, investors@carvana.com

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and par values)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$542	$530
Restricted cash	65	64
Accounts receivable, net	349	266
Finance receivables held for sale, net	758	807
Vehicle inventory	1,221	1,150
Beneficial interests in securitizations	421	366
Other current assets, including $4 and $3, respectively, due from related parties	121	138
Total current assets	3,477	3,321
Property and equipment, net	2,867	2,982
Operating lease right-of-use assets, including $14 and $10, respectively, from leases with related parties	466	455
Intangible assets, net	43	52
Other assets	317	261
Total assets	$7,170	$7,071
LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities, including $6 and $7, respectively, due to related parties	$742	$596
Short-term revolving facilities	72	668
Current portion of long-term debt	203	189
Other current liabilities, including $13 and $3, respectively, due to related parties	101	83
Total current liabilities	1,118	1,536
Long-term debt, excluding current portion	5,428	5,416
Operating lease liabilities, excluding current portion, including $11 and $7, respectively, from leases with related parties	444	433
Other liabilities, including $15 and $11, respectively, due to related parties	65	70
Total liabilities	7,055	7,455
Commitments and contingencies
Stockholders' equity (deficit):
Preferred stock, $0.01 par value - 50,000 shares authorized; none issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	—	—
Class A common stock, $0.001 par value - 500,000 shares authorized; 121,054 and 114,239 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	—	—
Class B common stock, $0.001 par value - 125,000 shares authorized; 85,619 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	—	—
Additional paid-in capital	2,106	1,869
Accumulated deficit	(1,580)	(1,626)
Total stockholders' equity attributable to Carvana Co.	526	243
Non-controlling interests	(411)	(627)
Total stockholders' equity (deficit)	115	(384)
Total liabilities & stockholders' equity (deficit)	$7,170	$7,071

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Sales and operating revenues:
Retail vehicle sales, net	$2,411	$1,961	$4,586	$3,788
Wholesale sales and revenues, including $7, $5, $14 and $10, respectively, from related parties	720	777	1,377	1,395
Other sales and revenues, including $47, $33, $89 and $69, respectively, from related parties	279	230	508	391
Net sales and operating revenues	3,410	2,968	6,471	5,574
Cost of sales, including $2, $1, $3 and $2, respectively, to related parties	2,695	2,469	5,165	4,734
Gross profit	715	499	1,306	840
Selling, general and administrative expenses, including $8, $10, $15 and $18, respectively, to related parties	455	452	911	924
Other operating expense, net	1	5	2	6
Operating income (loss)	259	42	393	(90)
Interest expense	173	155	346	314
Loss on debt extinguishment	2	—	2	—
Other expense (income), net	35	(8)	(52)	(11)
Net income (loss) before income taxes	49	(105)	97	(393)
Income tax provision (benefit)	1	—	—	(2)
Net income (loss)	48	(105)	97	(391)
Net income (loss) attributable to non-controlling interests	30	(47)	51	(173)
Net income (loss) attributable to Carvana Co.	$18	$(58)	$46	$(218)

Net earnings (loss) per share of Class A common stock - basic	$0.15	$(0.55)	$0.39	$(2.05)
Net earnings (loss) per share of Class A common stock - diluted	$0.14	$(0.55)	$0.36	$(2.05)

Weighted-average shares of Class A common stock outstanding - basic	118,930	106,222	117,614	106,117
Weighted-average shares of Class A common stock outstanding - diluted	128,465	106,222	126,756	106,117

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, In millions)

	Six Months Ended June 30,
	2024	2023
Cash Flows from Operating Activities:
Net income (loss)	$97	$(391)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	158	183
Equity-based compensation expense	45	34
Loss on disposal of property and equipment	2	6
Loss on debt extinguishment	2	—
Payment-in-kind interest expense	285	—
Provision for bad debt and valuation allowance	17	25
Amortization of debt issuance costs	9	14
Unrealized gain on warrants to acquire Root Class A common stock	(53)	—
Unrealized gain on beneficial interests in securitizations	(14)	(5)
Changes in finance receivable related assets:
Originations of finance receivables	(3,888)	(2,913)
Proceeds from sale of finance receivables, net	4,012	3,118
Gain on loan sales	(317)	(214)
Principal payments received on finance receivables held for sale	90	132
Other changes in assets and liabilities:
Vehicle inventory	(70)	564
Accounts receivable	(88)	(86)
Other assets	9	4
Accounts payable and accrued liabilities	145	(24)
Operating lease right-of-use assets	(11)	47
Operating lease liabilities	15	(41)
Other liabilities	10	(10)
Net cash provided by operating activities	455	443
Cash Flows from Investing Activities:
Purchases of property and equipment	(40)	(50)
Proceeds from disposal of property and equipment	8	33
Payments for acquisitions, net of cash acquired	—	(7)
Principal payments received on and proceeds from sale of beneficial interests	41	30
Net cash provided by investing activities	9	6
Cash Flows from Financing Activities:
Proceeds from short-term revolving facilities	1,746	4,536
Payments on short-term revolving facilities	(2,342)	(4,909)
Proceeds from issuance of long-term debt	101	62
Payments on long-term debt	(303)	(85)
Payments of debt issuance costs	(3)	(2)
Net proceeds from issuance of Class A common stock	347	—
Proceeds from equity-based compensation plans	3	—
Tax withholdings related to restricted stock units and awards	—	(2)
Net cash used in financing activities	(451)	(400)
Net increase in cash, cash equivalents and restricted cash	13	49
Cash, cash equivalents and restricted cash at beginning of period	594	628
Cash, cash equivalents and restricted cash at end of period	$607	$677

CARVANA CO. AND SUBSIDIARIES
OUTSTANDING SHARES AND LLC UNITS
(Unaudited)

The following table presents potentially dilutive securities, as of the end of the period, excluded from the computations of diluted net earnings (loss) per share of Class A common stock for the three and six months ended June 30, 2024 and 2023, respectively:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

	(in thousands)
Options (1)	371	4,029	697	4,029
Restricted Stock Units and Awards (1)	34	9,953	109	9,953
Class A Units (2)	85,677	82,963	85,680	82,963
Class B Units (2)	1,815	988	1,812	856

(1) Represents number of instruments outstanding at the end of the period that were evaluated under the treasury stock method for potentially dilutive effects and were determined to be anti-dilutive.
(2) Represents the weighted-average as-converted LLC units that were evaluated under the if-converted method for potentially dilutive effects and were determined to be anti-dilutive.

CARVANA CO. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	Change	2024	2023	Change

	(dollars in millions, except per unit amounts)			(in millions, except unit and per unit amounts)
Net sales and operating revenues:
Retail vehicle sales, net	$2,411	$1,961	22.9%	$4,586	$3,788	21.1%
Wholesale sales and revenues (1)	720	777	(7.3)%	1,377	1,395	(1.3)%
Other sales and revenues (2)	279	230	21.3%	508	391	29.9%
Total net sales and operating revenues	$3,410	$2,968	14.9%	$6,471	$5,574	16.1%
Gross profit:
Retail vehicle gross profit	$347	$204	70.1%	$630	$314	100.6%
Wholesale gross profit (1)	89	65	36.9%	168	135	24.4%
Other gross profit (2)	279	230	21.3%	508	391	29.9%
Total gross profit	$715	$499	43.3%	$1,306	$840	55.5%
Unit sales information:
Retail vehicle unit sales	101,440	76,530	32.5%	193,318	155,770	24.1%
Wholesale vehicle unit sales	50,368	46,453	8.4%	94,523	81,563	15.9%
Per unit selling prices:
Retail vehicles	$23,768	$25,624	(7.2)%	23,723	24,318	(2.4)%
Wholesale vehicles (3)	$9,550	$11,926	(19.9)%	9,585	11,782	(18.6)%
Per retail unit gross profit:
Retail vehicle gross profit	$3,421	$2,666	28.3%	$3,259	$2,016	61.7%
Wholesale gross profit	878	849	3.4%	869	867	0.2%
Other gross profit	2,750	3,005	(8.5)%	2,628	2,510	4.7%
Total gross profit	$7,049	$6,520	8.1%	$6,756	$5,393	25.3%
Per wholesale unit gross profit:
Wholesale vehicle gross profit (4)	$953	$840	13.5%	$994	$1,018	(2.4)%
Wholesale marketplace:
Wholesale marketplace units sold	247,135	227,698	8.5%	489,782	441,462	10.9%
Wholesale marketplace revenues	$239	$223	7.2%	$471	$434	8.5%
Wholesale marketplace gross profit (5)	$41	$26	57.7%	$74	$52	42.3%

(1) Includes $7, $5, $14 and $10, respectively, of wholesale sales and revenues from related parties.
(2) Includes $47, $33, $89 and $69, respectively, of other sales and revenues from related parties.
(3) Excludes wholesale marketplace revenues and wholesale marketplace units sold.
(4) Excludes wholesale marketplace gross profit and wholesale marketplace units sold.
(5) Includes $22, $26, $47 and $52, respectively, of depreciation and amortization expense.

CARVANA CO. AND SUBSIDIARIES
COMPONENTS OF SG&A
(Unaudited)

	Three Months Ended
	Jun 30, 2023	Sep 30, 2023	Dec 31, 2023	Mar 31, 2024	Jun 30, 2024

	(in millions)
Compensation and benefits (1)	$163	$160	$162	$173	$168
Advertising	57	56	59	54	55
Market occupancy (2)	18	16	16	18	17
Logistics (3)	29	29	26	29	28
Other (4)	185	172	176	182	187
Total	$452	$433	$439	$456	$455

(1) Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes, and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, and those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets.
(2) Market occupancy costs includes occupancy costs of our vending machine and hubs. It excludes occupancy costs related to reconditioning vehicles which are included in cost of sales and the portion related to corporate occupancy which are included in other costs.
(3) Logistics includes fuel, maintenance and depreciation related to operating our own transportation fleet, and third-party transportation fees, except the portion related to inbound transportation, which is included in cost of sales.
(4) Other costs include all other selling, general and administrative expenses such as IT expenses, corporate occupancy, professional services and insurance, limited warranty, and title and registration.

CARVANA CO. AND SUBSIDIARIES
LIQUIDITY RESOURCES
(Unaudited)

We had the following committed liquidity resources, secured debt capacity, and other unpledged assets available as of June 30, 2024 and December 31, 2023:

	June 30, 2024	December 31, 2023

	(in millions)
Cash and cash equivalents	$542	$530
Availability under short-term revolving facilities (1)	1,598	1,006
Committed liquidity resources available	$2,140	$1,536
Super senior debt capacity (2)	1,500	1,262
Pari passu senior debt capacity (2)	375	250
Unpledged beneficial interests in securitizations (3)	91	80
Total liquidity resources (4)	$4,106	$3,128

(1)Availability under short-term revolving facilities is the available amount we can borrow under the Floor Plan Facility and Finance Receivable Facilities based on the pledgeable value of vehicle inventory and finance receivables on our balance sheet on the period end date. Availability under short-term revolving facilities is distinct from the total commitment amount of these facilities because it represents the currently borrowable amount, rather than committed future amounts that could be borrowed to finance future additional assets.
(2)Super senior debt capacity and pari passu senior debt capacity represents basket capacity to incur additional debt that could be senior or pari passu in lien priority to the collateral securing the obligations under the Senior Secured Notes, subject to the terms and conditions set forth in the indentures governing the Senior Secured Notes. The availability of such additional sources depends on many factors and there can be no assurance that financing alternatives will be available to us in the future.
(3)Unpledged beneficial interests in securitizations includes retained beneficial interests in securitizations that have not been previously pledged or sold. We historically have financed the majority of our retained beneficial interests in securitizations and expect to continue to do so in the future.
(4)Our total liquidity resources are composed of cash and cash equivalents, availability under existing credit facilities, additional capacity under the indentures governing our Senior Secured Notes, which allow us to incur additional debt that can be senior or pari passu in lien priority as to the collateral securing the obligations under the Senior Secured Notes, and additional unpledged securities that can be financed using traditional asset-based financing sources.

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted EBITDA; Adjusted EBITDA margin; Gross profit, non-GAAP; Total gross profit per retail unit, non-GAAP; SG&A expenses, non-GAAP; and Total SG&A expenses per retail unit, non-GAAP

Adjusted EBITDA; Adjusted EBITDA margin; Gross profit, non-GAAP; Total gross profit per retail unit, non-GAAP; SG&A expenses, non-GAAP; and Total SG&A expenses per retail unit, non-GAAP are supplemental measures of operating performance that do not represent and should not be considered an alternative to net income (loss), gross profit, or SG&A expenses, as determined by GAAP.

Adjusted EBITDA is defined as net income (loss) plus income tax provision (benefit), interest expense, other operating expense (income), net, other expense (income), net, depreciation and amortization expense in cost of sales and SG&A expenses, goodwill impairment, share-based compensation expense in cost of sales and SG&A expenses, loss on debt extinguishment, and restructuring expense in cost of sales and SG&A expenses, minus revenue related to our Root Warrants and gain on debt extinguishment. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of total revenues.

Gross profit, non-GAAP is defined as GAAP gross profit plus depreciation and amortization expense in cost of sales, share-based compensation expense in cost of sales, and restructuring expense in cost of sales, minus revenue related to our Root Warrants. Total gross profit per retail unit, non-GAAP is Gross profit, non-GAAP divided by retail vehicle unit sales.

SG&A expenses, non-GAAP is defined as GAAP SG&A expenses minus depreciation and amortization expense in SG&A expenses, share-based compensation expense in SG&A expenses, and restructuring expense in SG&A expenses. Total SG&A expenses per retail unit, non-GAAP is SG&A expenses, non-GAAP divided by retail vehicle unit sales.

We use these non-GAAP measures to measure the operating performance of our business as a whole and relative to our total revenues and retail vehicle unit sales. We believe that these metrics are useful measures to us and to our investors because they exclude certain financial, capital structure, and non-cash items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors. Adjusted EBITDA; Adjusted EBITDA margin; Gross profit, non-GAAP; Total gross profit per retail unit, non-GAAP; SG&A expenses, non-GAAP; and Total SG&A expenses per retail unit, non-GAAP may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations.

A reconciliation of Adjusted EBITDA to net income (loss), Gross profit, non-GAAP to gross profit, and SG&A expenses, non-GAAP to SG&A expenses, which are the most directly comparable GAAP measures, and calculations of Adjusted EBITDA margin, Total gross profit per retail unit, non-GAAP, and Total SG&A expenses per retail unit, non-GAAP is as follows:

	For the Three Months Ended
(dollars in millions)	Jun 30, 2023	Sep 30, 2023	Dec 31, 2023	Mar 31, 2024	Jun 30, 2024
Net income (loss)	$(105)	$741	$(200)	$49	$48
Income tax provision (benefit)	—	29	(2)	(1)	1
Interest expense	155	153	165	173	173
Other expense (income), net	(8)	3	(1)	(87)	35
Loss (gain) on debt extinguishment	—	(878)	—	—	2
Operating income (loss)	$42	$48	$(38)	$134	$259
Other operating expense, net	5	1	1	1	1
Depreciation and amortization expense in cost of sales	44	42	39	39	35
Depreciation and amortization expense in SG&A expenses	46	45	43	43	41
Share-based compensation expense in SG&A expenses	20	18	20	23	24
Root warrant revenue	(5)	(6)	(5)	(5)	(5)
Restructuring expense	3	—	—	—	—
Adjusted EBITDA	$155	$148	$60	$235	$355

Total revenues	$2,968	$2,773	$2,424	$3,061	$3,410
Net income (loss) margin	(3.5)%	26.7%	(8.3)%	1.6%	1.4%
Adjusted EBITDA margin	5.2%	5.3%	2.5%	7.7%	10.4%

	For the Three Months Ended
(dollars in millions, except per unit amounts)	Jun 30, 2023	Sep 30, 2023	Dec 31, 2023	Mar 31, 2024	Jun 30, 2024
Gross profit	$499	$482	$402	$591	$715
Depreciation and amortization expense in cost of sales	44	42	39	39	35
Root warrant revenue	(5)	(6)	(5)	(5)	(5)
Gross profit, non-GAAP	$538	$518	$436	$625	$745

Retail vehicle unit sales	76,530	80,987	76,090	91,878	101,440
Total gross profit per retail unit	$6,520	$5,952	$5,283	$6,432	$7,049
Total gross profit per retail unit, non-GAAP	$7,030	$6,396	$5,730	$6,802	$7,344

SG&A expenses	$452	$433	$439	$456	$455
Depreciation and amortization expense in SG&A expenses	46	45	43	43	41
Share-based compensation expense in SG&A expenses	20	18	20	23	24
Restructuring expense in SG&A expenses	3	—	—	—	—
SG&A expenses, non-GAAP	$383	$370	$376	$390	$390

Retail vehicle unit sales	76,530	80,987	76,090	91,878	101,440
Total SG&A expenses per retail unit	$5,906	$5,347	$5,769	$4,963	$4,485
Total SG&A expenses per retail unit, non-GAAP	$5,005	$4,569	$4,942	$4,245	$3,845

	For the Three Months Ended
(dollars in millions, except per unit amounts)	Jun 30, 2023	Sep 30, 2023	Dec 31, 2023	Mar 31, 2024	Jun 30, 2024
Retail gross profit	$204	$218	$214	$283	$347
Depreciation and amortization expense in cost of sales	15	15	12	12	12
Retail gross profit, non-GAAP	$219	$233	$226	$295	$359

Retail vehicle unit sales	76,530	80,987	76,090	91,878	101,440
Retail gross profit per retail unit	$2,666	$2,692	$2,812	$3,080	$3,421
Retail gross profit per retail unit, non-GAAP	$2,862	$2,877	$2,970	$3,211	$3,539

Wholesale vehicle gross profit	$39	$28	$28	$46	$48
Depreciation and amortization expense in cost of sales	3	2	2	2	1
Wholesale vehicle gross profit, non-GAAP	$42	$30	$30	$48	$49

Retail vehicle unit sales	76,530	80,987	76,090	91,878	101,440
Wholesale vehicle gross profit per retail unit	$509	$347	$368	$501	$474
Wholesale vehicle gross profit per retail unit, non-GAAP	$548	$372	$394	$522	$483

Wholesale marketplace gross profit	$26	$22	$12	$33	$41
Depreciation and amortization expense in cost of sales	26	25	25	25	22
Wholesale marketplace gross profit, non-GAAP	$52	$47	$37	$58	$63

Retail vehicle unit sales	76,530	80,987	76,090	91,878	101,440
Wholesale marketplace gross profit per retail unit	$340	$271	$158	$359	$404
Wholesale marketplace gross profit per retail unit, non-GAAP	$680	$579	$487	$631	$621

Other gross profit	$230	$214	$148	$229	$279
Root warrant revenue	(5)	(6)	(5)	(5)	(5)
Other gross profit, non-GAAP	$225	$208	$143	$224	$274

Retail vehicle unit sales	76,530	80,987	76,090	91,878	101,440
Other gross profit per retail unit	$3,005	$2,642	$1,945	$2,492	$2,750
Other gross profit per retail unit, non-GAAP	$2,940	$2,568	$1,879	$2,438	$2,701

	For the Years Ended December 31,
(dollars in millions, except per unit amounts)	2016	2017	2018	2019	2020	2021	2022	2023
Net income (loss)	$(93)	$(164)	$(255)	$(365)	$(462)	$(287)	$(2,894)	$150
Income tax provision	—	—	—	—	—	1	1	25
Interest expense	4	8	25	81	131	176	486	632
Other operating expense, net	—	1	1	3	10	9	14	8
Other (income) expense, net	—	—	—	1	(11)	(3)	56	(9)
Depreciation and amortization expense in cost of sales	—	—	—	—	10	24	114	169
Depreciation and amortization expense in SG&A expenses	4	11	24	41	74	105	200	183
Share-based compensation expense in cost of sales	—	—	4	5	1	—	16	—
Share-based compensation expense in SG&A expenses	1	6	21	30	25	39	69	73
Goodwill impairment	—	—	—	—	—	—	847	—
Root warrant revenue	—	—	—	—	—	—	(7)	(21)
Gain on debt extinguishment	—	—	—	—	—	—	—	(878)
Restructuring expense (1)	—	—	—	—	—	—	57	7
Adjusted EBITDA	$(84)	$(138)	$(180)	$(204)	$(222)	$64	$(1,041)	$339

Total revenues	$365	$859	$1,955	$3,940	$5,587	$12,814	$13,604	$10,771
Net income (loss) margin	(25.5)%	(19.1)%	(13.0)%	(9.3)%	(8.3)%	(2.2)%	(21.3)%	1.4%
Adjusted EBITDA margin	(23.0)%	(16.1)%	(9.2)%	(5.2)%	(4.0)%	0.5%	(7.7)%	3.1%

(1) Restructuring includes costs related to our May 2022 and November 2022 reductions in force, as well as lease termination and other restructuring expenses.

(dollars in millions, except per unit amounts)	For the Three Months Ended June 30,
	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
Net income (loss)	$(3)	$(8)	$(18)	$(39)	$(51)	$(64)	$(106)	$45	$(439)	$(105)	$48
Income tax provision	—	—	—	—	—	—	—	—	1	—	1
Interest expense	—	—	1	3	4	19	20	43	116	155	173
Other operating expense, net	—	—	—	—	—	1	5	2	1	5	1
Other (income) expense, net	—	—	—	—	—	—	(8)	(8)	(4)	(8)	35
Depreciation and amortization expense in cost of sales	—	—	—	—	—	—	2	6	27	44	35
Depreciation and amortization expense in SG&A expenses	—	1	1	3	5	9	17	24	49	46	41
Share-based compensation expense in cost of sales	—	—	—	—	—	2	—	—	6	—	—
Share-based compensation expense in SG&A expenses	—	—	—	2	3	7	6	9	13	20	24
Root warrant revenue	—	—	—	—	—	—	—	—	—	(5)	(5)
Loss on debt extinguishment	—	—	—	—	—	—	—	—	—	—	2
Restructuring expense	—	—	—	—	—	—	—	—	14	3	—
Adjusted EBITDA	$(3)	$(7)	$(16)	$(31)	$(39)	$(26)	$(64)	$121	$(216)	$155	$355

Total revenues	$9	$29	$87	$209	$475	$986	$1,118	$3,336	$3,884	$2,968	$3,410
Net income (loss) margin	(29.6)%	(26.7)%	(20.9)%	(18.6)%	(10.8)%	(6.5)%	(9.5)%	1.3%	(11.3)%	(3.5)%	1.4%
Adjusted EBITDA margin	(25.5)%	(22.7)%	(18.7)%	(15.0)%	(8.2)%	(2.7)%	(5.4)%	3.6%	(5.6)%	5.2%	10.4%

Gross profit	$—	$—	$6	$16	$49	$138	$150	$552	$396	$499	$715
Depreciation and amortization expense in cost of sales	—	—	—	—	—	—	2	6	27	44	35
Share-based compensation expense in cost of sales	—	—	—	—	—	2	—	—	6	—	—
Root warrant revenue	—	—	—	—	—	—	—	—	—	(5)	(5)
Restructuring	—	—	—	—	—	—	—	—	4	—	—
Gross profit, non-GAAP	$—	$—	$6	$16	$49	$140	$152	$558	$433	$538	$745

Retail vehicle unit sales	436	1,343	4,355	10,682	22,570	44,000	55,098	107,815	117,564	76,530	101,440
Total gross profit per retail unit	$388	$309	$1,386	$1,502	$2,173	$3,132	$2,726	$5,120	$3,368	$6,520	$7,049
Total gross profit per retail unit, non-GAAP	$388	$309	$1,386	$1,502	$2,173	$3,173	$2,765	$5,176	$3,683	$7,030	$7,344